Exhibit 10.12
QUEST DIAGNOSTICS INCORPORATED
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR DIRECTORS
(As amended effective February 18, 2020)

Section 1.	Eligibility

Any Director of Quest Diagnostics Incorporated (the “Corporation”) who is not an officer or employee of the Corporation or a subsidiary thereof is eligible to participate.

Section 2.	Elections

(a)    Cash Compensation. A participant may elect to defer receipt, for any calendar year, of all (but not less than all) of the cash compensation payable to the participant for serving as a Director. Cash compensation deferred by a Director may be allocated to either the cash account (established under Section 3(b)) or the market value account (established under Section 3(c)).

(b)    Stock Awards. A participant may elect to defer receipt, for any calendar year, of all (but not less than all) of any Stock Awards (as such term is defined in the Corporation’s Long‑Term Incentive Plan for Non‑Employee Directors (the “Incentive Plan”)) granted to the participant under the Incentive Plan. Stock Awards deferred by a Director shall be allocated to the stock award account (established under Section 3(e)). No deferral may be made with respect to stock options granted under the Incentive Plan.

(c)    Deferral Period. A participant may elect to defer receipt of cash compensation and Stock Awards until: (1) a specified date in the future (provided that if the specified date is earlier than the participant’s termination of service as a director, distribution shall be made upon termination of service as a director); or (2) the participant’s termination of service as a Director.

(d)    Number of Payments. A participant may elect to receive the cash compensation and Stock Awards deferred under the Plan in either (a) a lump sum or (b) the number of annual installments, not greater than 10, specified by the participant.

(e)    Deferral Elections. A director must make an election to defer cash compensation or Stock Awards for any given calendar year no later than December 15th of the preceding year. An election to defer cash compensation or Stock Awards shall be irrevocable as of December 31 of the year preceding the year to which the election relates, and thereafter may be revoked or modified only upon demonstration of an unforeseeable emergency or a hardship distribution, in either case as determined pursuant to Section 409A (as defined in

Section 7). All elections shall be made by giving written notice to the Secretary of the Corporation on a form satisfactory to the Corporation, which notice shall include the amount to be deferred, the accounts to which such amounts are to be allocated, the period of deferral, and the schedule for payment of deferred amounts.

Section 3.	Accounts; Notional Investment; Statements

(a)    Deferred Compensation Accounts Generally. There shall be established for each participant a deferred compensation account or accounts in the participant’s name. Statements regularly will be provided or made available to each participant regarding the value of the participant’s accounts.
(b)    Cash Account. The amount allocated to the participant’s cash account shall be credited with interest, to be compounded quarterly, calculated for each calendar quarter at a rate equal to 120% of the applicable federal long term rate in effect on the first date of such calendar quarter.

(c)    Market Value Account. The amount allocated to the participant’s market value account shall be expressed in units, the number of which shall be equal to such amount divided by the Market Value. For purposes of the Plan, “Market Value” means, as of any date, the closing price of shares of the Corporation’s Common Stock on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Common Stock on such date (or on the business day next preceding such date if such date is not a business day)). On each date that the Corporation pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s market value account shall be credited with a number of units equal to the amount of such dividend per share multiplied by the number of units in the participant’s account on such date divided by the Market Value on such dividend date (or on the business day next preceding such date if the dividend payment date is not a business day). The value of the units in the participant’s market value account on any given date shall be determined by reference to the Market Value on such date. All units in the market value account shall be rounded to the nearest 0.01 of a whole share of the Corporation’s Common Stock.

(d)    Re-allocation between Cash Account and Market Value Account. A participant may reallocate the manner (i.e., between the cash account and market value account) in which future cash compensation is to be deferred by notice given no later than 30 days prior to the date that cash compensation would otherwise have been paid. In addition, a participant may re-allocate any balances held in the cash account to the market value account (or any balances held in the market value account to the cash account) as of the last day of a calendar quarter by notice given no later than 30 days prior to the last date of such calendar quarter. In such event, the value of the units in the participant’s market value account shall be determined by reference to the Market Value on the last day of such calendar quarter or on the business day next preceding such date if such date is not a business day. A participant shall provide notice of any reallocation between the cash account and the market value account in accordance with the requirements of the Corporation’s Securities Transactions Policy.

(e)    Stock Award Account. Stock Awards deferred by a participant under Section 3(b) shall be allocated to the participant’s stock award account. Each share of Common Stock included in a deferred Stock Award shall correspond to one stock unit credited to the participant’s stock award account. On each date that the Corporation pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s stock award account shall be credited with a number of additional units equal to the amount of such dividend per share multiplied by the number of units in the participant’s account on such date divided by the Market Value on such dividend date (or on the business day next preceding such date if the dividend payment date is not a business day). The value of the units in the participant’s stock award account on any given date shall be determined by reference to the Market Value on such date. All units in the stock award account shall be rounded to the nearest 0.01 of a whole share of the Corporation’s Common Stock.
(f)    Conversion of Previously Credited Dividend Equivalents. As of January 1, 2016 (the “Transition Date”), all amounts previously allocated to a participant’s cash account resulting from dividend equivalents credited with respect to units in such participant’s stock award account shall be converted to the number of additional units in the participant’s stock award account obtained by dividing (i) the aggregate dollar amount of such dividend equivalents, including any interest credited thereon prior to the Transition Date, by (ii) the Market Value on the business day immediately preceding the Transition Date. The units in the participant’s stock award account resulting from such conversion shall be subject to the terms and conditions of the Plan applicable to the stock award account, including without limitation Sections 3(e) and 4(b).

Section 4.	Payments

(a)    Commencement of Payment. If a participant elects to defer receipt of compensation until a specified date in the future (and the specified date is not earlier than the participant’s termination of service as a director), actual payment will be made or will commence on the date specified, or as soon as practicable thereafter. If a participant elects to defer receipt of compensation until the participant’s termination of service as a Director (or if the participant elects to defer compensation until a specified date in the future and the specified date is earlier than the participant’s termination of service as a director), payment will be made or will commence on the first business day of the calendar month after the participant’s termination of service as a Director. Notwithstanding the foregoing, no Stock Award in a participant’s stock award account shall be distributed before it has vested in accordance with the terms of the Incentive Plan, and if, but for the preceding clause a Stock Award would be distributed prior to vesting, it shall instead be distributed promptly after it has vested.

(b)    Form of Payment. All amounts credited to the participant’s cash and market value accounts shall be paid in cash. Cash payments from the participant’s market value account will be determined based on the Market Value on the last business date preceding the date of payment. All amounts in the stock award account shall be paid in Common Stock of the Corporation. In the case of any election to receive amounts in the stock award account in installments, the number of shares of Common Stock included in any installment shall equal (i) the number of units credited to the participant’s stock award account immediately prior to payment of the installment, divided by (ii) the number of installments remaining to be made (including the installment in respect of which the calculation is made), rounded down to the nearest whole share. In connection with the final installment any fractional unit resulting from the foregoing calculation will be paid in cash based on the Market Value of the Common Stock on the last business day preceding the payment date.

(c) Death or Disability. In the event that a participant dies or becomes totally and permanently disabled within the meaning of Section 409A) prior to receipt of any or all of the amounts payable to the participant pursuant to the Plan, any cash compensation and Stock Awards deferred under this Plan remaining unpaid shall be paid to the participant’s estate or personal representative in a single installment within sixty (60) days following the participant’s death or disability.

Section 5.	Administration; Amendment

(a)    Administration. The Plan shall be administered by the Senior Vice President, Chief Human Resources Officer, who shall have the authority to adopt rules and regulations for carrying out the Plan. The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall have the authority to interpret, construe and implement the provisions of the Plan.
(b)    Amendments and Termination. The Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors. No amendment, modification or termination shall, without the consent of the participant, adversely affect accruals in such participant’s deferred compensation account(s).

Section 6.	Miscellaneous

(a)    Rights of Unsecured Creditor; No Shareholder Rights. The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Corporation. A participant shall not have any rights of a shareholder of the Corporation in connection with any amounts credited to his accounts under the Plan until actual delivery of shares of Common Stock of the Corporation pursuant to the Plan.
(b)    No Transfers. No right to receive payments hereunder shall be transferable or assignable by a participant, whether voluntarily or involuntarily, except by will or by the laws of descent and distribution; provided, however, that the Compensation Committee may permit transfers of deferred compensation accounts and rights to receive payments hereunder as gifts to family members or to trusts or other entities for the benefit of one or more family members on such terms and conditions as it shall determine.
(c)    Adjustments. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, demerger, consolidation, split-up, spin-off, combination or exchange of shares, or any similar change affecting the Common Stock, or in the event the Company pays an extraordinary cash dividend, the number of units in each participant’s market value account and the number of Stock Awards in each participant’s stock award account shall be appropriately adjusted consistent with such change in such manner as the Compensation Committee may deem equitable to prevent substantial dilution or enlargement of the right granted to, or available for, participants in the Plan.

Section 7.    Section 409A

The Plan is intended and shall be construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance (collectively, “Section 409A”). To the extent a participant would otherwise be entitled to any payment under this Plan and that if paid during the six months beginning on the participant’s termination of service would be subject to the Section 409A additional tax because the participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), the payment will be paid to the participant on the earlier of the six-month anniversary of the participant’s termination of employment or death. For purposes of the Plan, “termination of service” or “termination of service as a Director” shall mean “separation from service,” within the meaning of Section 409A.